Exhibit 10.02
Summary Sheet
Compensation and Benefits for Non-Management Directors
Effective November 2, 2005
     Non-management members of the Board of Directors (the “Board”) of Cardinal Health, Inc. (the “Company”) are entitled to receive the following annual retainers, payable quarterly in cash, as applicable, and other compensation and benefits for Board service:

Annual retainer:	$70,000

Annual retainer for Audit Committee members:	$2,000

Annual retainer for committee chairpersons:
Audit	$15,000
Human Resources and Compensation	$8,000
Nominating and Governance	$6,000

Annual retainer for non-management Presiding Director:	$15,000

Per meeting fee for attendance at “excess meetings”:	For each meeting attended after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly Board meetings plus two, $1,500 for a full day; $750 for a half day or less; total per meeting fees cannot exceed $25,000 in any fiscal year

`	An “excess meeting” includes meetings attended by a non-committee member at the request of a committee chair, and excludes written actions

Additional committee retainer and other compensation:	When a committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the effort required; total fees in this category cannot exceed $25,000 per project

In addition to the retainers and per meeting fees identified above, in the discretion of the Board, directors may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members

Compensation deferral eligibility:	Directors may elect to defer payment of their retainer into the Company’s Deferred Compensation Plan

Expense reimbursement:	The Company reimburses directors for reasonable expenses incurred in the course of traveling to, and participating in, regular and special Board and committee meetings and related Company events

Initial equity award grant:	Upon initially being appointed or elected to the Board, each director receives an equity award grant equal to $120,000 in present value and delivered 70% (or approximately $84,000 in present value) in an option to purchase the Company’s common shares and 30% (or up to approximately $36,000 in present value) in restricted share units (“RSUs”)[1]

Annual equity award grant:	Each director receives an annual equity award grant equal to $120,000 in present value and delivered 70% (or approximately $84,000 in present value) in an option to purchase the Company’s common shares and 30% (or up to approximately $36,000 in present value) in RSUs[1]

Benefits:	Coverage under the Company’s D&O liability insurance policy; indemnification agreements

[1]	Both option and RSU grants to directors generally vest in full on the first anniversary of the grant date. Options are granted with an exercise price equal to the market price of a common share at grant and are generally exercisable for seven years from the date of grant. RSUs are generally settled in shares.